UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CDW CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Investor Inquiries Cindy Klimstra Vice President, Investor Relations (847) 968-0268	Media Inquiries Gary Ross Sr. Manager, Corporate Communications (847) 371-5048

ISS RECOMMENDS CDW SHAREHOLDERS VOTE “FOR” MERGER WITH AFFILIATE OF

MADISON DEARBORN PARTNERS AND PROVIDENCE EQUITY

Glass Lewis Also Recommends CDW Shareholders Vote “For” Merger

VERNON HILLS, Ill. – August 1, 2007 – CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government and education, today announced that Institutional Shareholder Services (ISS) and Glass Lewis, two leading proxy advisory firms, have recommended that CDW shareholders vote “FOR” the proposed merger between CDW and VH Holdings, Inc. As previously announced, CDW will hold a special meeting of shareholders on August 9, 2007. At this meeting, CDW shareholders will vote on the merger agreement providing for the acquisition of CDW by VH Holdings, Inc., which upon closing of the merger will be controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners Inc.

CDW’s board of directors has approved the merger agreement and recommends approval of the merger agreement by CDW shareholders. Completion of the transaction is subject to certain conditions, including shareholder approval and other customary closing conditions.

ABOUT CDW

CDW®, ranked No. 342 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, APC, Apple, Cisco, EMC, Fujitsu, HP, IBM, Lenovo, Microsoft, Panasonic, Quantum, Samsung, Sony, Symantec, ViewSonic and Xerox. CDW’s direct model offers customers one-on-one relationships with knowledgeable account managers and access to approximately 820 on-staff engineers and advanced technology specialists who customize solutions for customers’ complex technology needs. CDW also provides same-day product shipping and post-sales technical support.

CDW was founded in 1984 and as of June 30, 2007, employed approximately 5,880 coworkers. In 2006, the company generated sales of $6.8 billion. For more information, visit CDW.com.

Where You Can Find Additional Information

In connection with the proposed merger between CDW and a subsidiary of VH Holdings, Inc., CDW filed with the SEC, and has furnished to its shareholders, a definitive proxy statement soliciting proxies for the meeting of its shareholders to be held with respect to the Merger on August 9, 2007. CDW SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. CDW shareholders and other interested parties can obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. CDW shareholders and other interested parties can also obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to CDW Corporation, 200 N. Milwaukee Ave., Vernon Hills, Illinois 60061, Attention: Corporate Secretary, telephone: (847) 465-6000, or from CDW’s website, http://www.cdw.com.

CDW and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from shareholders of CDW with respect to the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement described above.

Statements about the expected timing, completion and effects of the proposed merger between CDW and a subsidiary of VH Holdings, Inc. and all other statements in this release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. CDW may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval, the failure of financing or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by CDW with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation CDW’s Annual Report on Form 10-K for the year ended December 31, 2006, and the definitive proxy statement dated July 13, 2007, relating to the special meeting of shareholders to be held to vote on the merger agreement.

For more information about CDW:

Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at

investorrelations@cdw.com or by telephone at 847-419-6328.

CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.